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                              EXHIBIT 10.27

                                             April 23, 1996
Mr. Ilyas Chaudhary, President
Capco Resources, Ltd.
950 -  444 5th Avenue SW
Calgary, Alberta, Canada T2P 2T8

Dear Ilyas:

     After further discussing my letters of March 7, 1996, with you, Meteor proposes to extend the time period for the prepayment by Capco Resources Ltd. of $1,016,000 of the $1,516,000 Saba Petroleum Company promissory note until February 28, 1997, or until such time as Saba closes any significant offering of its securities, whichever first occurs. This proposed extension is subject to the following terms and conditions:

1. Saba agrees to the Meteor proposal attached to this letter and dated April 23, 1996 (the "Saba Agreement"), and complies with the terms thereof.

2. Payment of $500,000 is made on the Saba promissory note by Capco Resources Ltd. when required for the Pakistan Power Project or June 30, 1996, whichever first occurs.

3. CRL agrees to pay an additional 2% annual simple interest on the balance owed by Saba relating to the promissory note described above.

4. If Saba does not comply with the terms of the Saba Agreement, Capco shall perform on its guarantee to Meteor and take whatever steps are necessary so that Meteor does not lose its opportunity tofully participate in the Pakistan Power Project.

                             Very truly yours,

                             Meteor Industries, Inc.

                         /s/ Edward J. Names
                             Edward J. Names, President

     Agreed and Accepted this 3rd day of April, 1996.

                             Capco Resources Ltd.

                      By: /s/Ilyas Chaudhary
                             Ilyas Chaudhary, President